Exhibit 99.1
For Immediate Release

Contact:	(News Media) Jennifer Born +1.312.396.7089
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Reports First Quarter 2015 Results
Growth in Sales and Operating Earnings Per Share
Continued Strength in Key Capital Ratios

Carmel, Ind., April 29, 2015 - CNO Financial Group, Inc. (NYSE: CNO) today announced first quarter of 2015 operating earnings (1) of $60.1 million, or 30 cents per diluted share, compared to $59.9 million, or 27 cents per diluted share, in the first quarter of 2014.
"The resiliency and strength of our distribution channels showed through in the quarter as we achieved overall sales and recruiting gains," said Ed Bonach, CEO of CNO. "While again increasing earnings and maintaining financial strength, we continued to grow our customer base, improve customer service and our business benefited from strong persistency."

First Quarter 2015 Highlights

•	Sales, as defined by total new annualized premium ("NAP") (2): $105.3 million, up 3% from 1Q14

•	Collected premium from our continuing operating segments (3): $808.0 million down 1% from 1Q14

•	Net income (loss) per diluted share: 26 cents in 1Q15 compared to $(1.03) in 1Q14 (including $(1.35) from the loss on the sale of Conseco Life Insurance Company ("CLIC"))

•	Net operating income (1) per diluted share: up 11% to 30 cents in 1Q15 compared to 27 cents in 1Q14

•	Unrestricted cash and investments held by our holding company were $311 million at March 31, 2015

•	Common stock repurchases, dividends and debt payments were $113.4 million in 1Q15

•
Consolidated risk-based capital ratio was estimated at 428% at March 31, 2015, reflecting estimated statutory operating earnings of $79 million and insurance company dividends to the holding company of $75.5 million during the first three months of 2015

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CNO Financial (2)
April 29, 2015

Quarterly Segment Operating Results

	Three months ended
	March 31,
	2015	2014
	(Dollars in millions, except per share data)
EBIT (5):
Bankers Life	$82.2	$84.2
Washington National	28.5	31.1
Colonial Penn	(5.9)	(6.2)
EBIT from business segments	104.8	109.1
Corporate Operations, excluding corporate interest expense	(1.3)	(6.0)
EBIT	103.5	103.1
Corporate interest expense	(10.5)	(11.1)
Operating earnings before taxes	93.0	92.0
Tax expense on operating income	32.9	32.1
Net operating income (1)	60.1	59.9
Earnings of CLIC prior to being sold (net of taxes)	—	6.7
Estimated loss on sale of CLIC (including impact of taxes)	—	(298.0)
Net realized investment gains (losses) (net of related amortization and taxes)	(1.4)	13.6
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(8.3)	(7.2)
Other	2.4	(3.0)
Net income (loss)	$52.8	$(228.0)

Per diluted share:
Net operating income	$.30	$.27
Earnings of CLIC prior to being sold (net of taxes)	—	.03
Estimated loss on sale of CLIC (including impact of taxes)	—	(1.35)
Net realized investment gains (losses) (net of related amortization and taxes)	(.01)	.06
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(.04)	(.03)
Other	.01	(.01)
Net income (loss)	$.26	$(1.03)

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CNO Financial (3)
April 29, 2015

The following table summarizes the financial impact of a significant item on our 1Q15 net operating income (dollars in millions, except per share amounts):

	Three months ended
	March 31, 2015*
	Actual results	Significant item	Excluding significant item
Net Operating Income (1):
Bankers Life	$82.2	$—	$82.2
Washington National	28.5	3.0	31.5
Colonial Penn	(5.9)	—	(5.9)
EBIT from business segments	104.8	3.0	107.8
Corporate Operations, excluding corporate interest expense	(1.3)	—	(1.3)
EBIT (5)	103.5	3.0	106.5
Corporate interest expense	(10.5)	—	(10.5)
Operating earnings before taxes	93.0	3.0	96.0
Tax expense on operating income	32.9	1.1	34.0
Net operating income	$60.1	$1.9	$62.0

Net operating income per diluted share	$.30	$.01	$.31

The significant item in 1Q15 of $3.0 million resulted from the unfavorable development of prior period incurred claim estimates in the Washington National supplemental health block.

* See page 9 for the table of Net Operating Income Excluding Significant Items for the three months ended March 31, 2014.

Segment Results
Bankers Life markets and distributes a variety of insurance products to middle-income Americans at or near retirement through a dedicated field force of career agents. NAP in 1Q15 was $61.6 million, down $1.5 million from 1Q14. Sales results reflect reductions in Medicare supplement and annuity sales, partially offset by increased sales of life and shorter duration long-term care products. Although Medicare supplement sales were down, such decrease was somewhat offset by increased sales of third party Medicare Advantage and PDP products which are not included in NAP but provide fee income to the segment. The reduction in sales of annuity products reflects the low interest rate environment. In contrast to the challenges we experienced in the first nine months of 2014, we achieved a 6 percent increase in new recruits in 1Q15 following a 9 percent increase in 4Q14, resulting in an increase in the average producing agent count. We continue to anticipate this segment's sales growth to be in the 3 to 5 percent range in 2015.
Collected premiums were down 3 percent in 1Q15 compared to 1Q14, primarily driven by a reduction in premiums from fixed interest annuity products reflecting the low interest rate environment in recent periods. In addition, collected premiums in 1Q14 included $6.8 million related to adjustments for the PDP quota-share reinsurance agreement that was terminated in August 2013. Annuity account values, on which spread income is earned, increased 1 percent to $7.4 billion in 1Q15 compared to 1Q14, driven by strong persistency.
Pre-tax operating earnings in 1Q15 compared to 1Q14 were down $2.0 million, or 2 percent. Earnings in 1Q14 reflected favorable mortality in the life block which did not re-occur in 1Q15. Pre-tax operating earnings in 1Q15 reflected a higher long-term care interest-adjusted benefit ratio of 83 percent based on refinements to the build of the future loss reserve. Given these refinements, we currently expect that this block's interest-adjusted benefit ratio will be in the 84 percent range during 2015.
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CNO Financial (4)
April 29, 2015

Washington National markets and distributes supplemental health and life insurance to middle-income consumers through a wholly-owned subsidiary and independent insurance agencies. NAP in 1Q15 was $22.6 million, up 3 percent from 1Q14, driven by strong supplemental health sales in the individual and group markets through Performance Matters Associates, our wholly owned marketing organization. We anticipate this segment's sales growth to be in the 5 to 7 percent range in 2015.
Collected premiums from the segment's supplemental health block were up 5 percent in 1Q15 compared to 1Q14, driven by strong sales and persistency.
Pre-tax operating earnings in 1Q15 compared to 1Q14 were down $2.6 million, or 8 percent, primarily resulting from $3 million of unfavorable reserve developments in the supplemental health block related to claims incurred in prior periods. After adjusting for the unfavorable reserve adjustments, this block's interest-adjusted benefit ratio in 1Q15 was 55.4%.
Colonial Penn markets primarily graded benefit and simplified issue life insurance directly to customers through television advertising, direct mail, the internet and telemarketing. NAP in 1Q15 was $21.1 million, up 26 percent from 1Q14, due to the positive impact from marketing and telesales productivity initiatives, increased lead generation investments and recovery from a weaker 1Q14. Given the strong 1Q15 sales, we currently anticipate this segment's sales growth to be in the 9 to 12 percent range in 2015.
Collected premiums were up 7 percent in 1Q15 compared to 1Q14, driven by increased sales and steady persistency.
Pre-tax operating losses in 1Q15 were $5.9 million compared to $6.2 million of losses in 1Q14, primarily reflecting growth in the in-force block and improved marketing effectiveness. In-force EBIT was $10.6 million, up 3 percent from 1Q14, reflecting growth in the block.
Recognizing the accounting standard related to deferred acquisition costs, the amount of our investment in new business during a particular period will have a significant impact on this segment's results. We expect this segment to report slightly positive earnings in 2015.
Corporate Operations includes our investment advisory subsidiary and corporate expenses.
Pre-tax losses in 1Q15 were $1.3 million compared to $6.0 million of losses in 1Q14 primarily reflecting lower expenses. Pre-tax losses in 1Q14 reflected higher expenses of $3 million primarily related to accrual adjustments for incentive compensation.
Non-Operating Items
On July 1, 2014, we completed the previously announced sale of CLIC to Wilton Reassurance Company. In 1Q14, we recognized an estimated loss on the CLIC transaction of $298 million, net of income taxes.
The earnings related to the CLIC business prior to being sold are also reflected as non-operating items. Such earnings, net of taxes, were $6.7 million in 1Q14.
Net realized investment losses in 1Q15 were $1.4 million (net of related amortization and taxes) including total other-than-temporary impairment losses of $1.3 million recorded in earnings. Net realized investment gains in 1Q14 were $13.6 million (net of related amortization and taxes) including total other-than-temporary impairment losses of $11.9 million recorded in earnings. Impairment losses in 1Q14 reflect the writedown of a commercial mortgage loan and certain legacy investments in private companies.

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CNO Financial (5)
April 29, 2015

During 1Q15 and 1Q14, we recognized decreases in earnings of $8.3 million and $7.2 million, respectively, resulting from changes in the estimated fair value of embedded derivative liabilities related to our fixed index annuities, net of related amortization and income taxes. Such amount includes the impacts of changes in market interest rates used to determine the derivative's estimated fair value.
We expect to incur approximately $6 million in one-time transition costs related to our comprehensive agreement with Cognizant to form a strategic partnership for technology delivery. Other non-operating items in 1Q15 include $3 million (after taxes) of such costs and the remaining $3 million is expected to be recognized in 2Q15. The agreement is expected to deliver annual run-rate after-tax savings of approximately $6.5 million. Other non-operating items in 1Q15 also included a $7.3 million gain (after taxes) on the dissolution of a variable interest entity and a $2 million loss (after taxes) attributable to our equity in the losses of the other variable interest entities.
Statutory (based on non-GAAP measures) and GAAP Capital Information
Our consolidated statutory risk-based capital ratio was estimated at 428% at March 31, 2015, reflecting estimated 1Q15 consolidated statutory operating earnings of $79 million and the payment of insurance company dividends to the holding company of $75.5 million during the first three months of 2015.
During the first quarter of 2015, we repurchased $86.0 million of common stock under our securities repurchase program (including $4.5 million of repurchases settled in 2Q15). We repurchased 5.3 million common shares at an average cost of $16.32 per share. CNO anticipates repurchasing common stock in the range of $250 million to $325 million in 2015, absent compelling alternatives. As of March 31, 2015, we had 198.6 million shares outstanding and had authority to repurchase up to an additional $334.9 million of our common stock. During 1Q15, we also paid common stock dividends of $12.1 million.
Book value per diluted share, excluding accumulated other comprehensive income (loss) (6), was $19.05 at March 31, 2015, compared to $18.75 at December 31, 2014.
Our debt-to-total capital ratio, excluding accumulated other comprehensive income (4) at March 31, 2015, was 16.9 percent, a decrease of 20 basis points from December 31, 2014. Unrestricted cash and investments held by our holding company were $311 million at March 31, 2015, compared to $345 million at December 31, 2014, reflecting common stock repurchases and dividend and debt payments.
Conference Call
The Company will host a conference call to discuss results on April 30, 2015 at 11:00 a.m. Eastern Time. The webcast can be accessed through the Investors section of the company's website: http://ir.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company's website.
About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

CNO Financial (6)
April 29, 2015

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)
(unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: March 31, 2015 - $18,583.5; December 31, 2014 - $18,408.1)	$21,058.4	$20,634.9
Equity securities at fair value (cost: March 31, 2015 - $407.6; December 31, 2014 - $400.5)	427.8	419.0
Mortgage loans	1,699.7	1,691.9
Policy loans	107.1	106.9
Trading securities	252.3	244.9
Investments held by variable interest entities	1,499.8	1,367.1
Other invested assets	453.4	443.6
Total investments	25,498.5	24,908.3
Cash and cash equivalents - unrestricted	426.9	611.6
Cash and cash equivalents held by variable interest entities	158.5	68.3
Accrued investment income	257.2	242.9
Present value of future profits	472.4	489.4
Deferred acquisition costs	767.2	770.6
Reinsurance receivables	2,958.0	2,991.1
Income tax assets, net	669.5	758.7
Assets held in separate accounts	5.5	5.6
Other assets	381.1	337.7
Total assets	$31,594.8	$31,184.2
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Liabilities for insurance products:
Policyholder account balances	$10,697.8	$10,707.2
Future policy benefits	10,962.8	10,835.4
Liability for policy and contract claims	474.1	468.7
Unearned and advanced premiums	278.9	291.8
Liabilities related to separate accounts	5.5	5.6
Other liabilities	667.1	587.6
Investment borrowings	1,518.9	1,519.2
Borrowings related to variable interest entities	1,461.3	1,286.1
Notes payable – direct corporate obligations	774.8	794.4
Total liabilities	26,841.2	26,496.0
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: March 31, 2015 – 198,631,949; December 31, 2014 – 203,324,458)	2.0	2.0
Additional paid-in capital	3,648.1	3,732.4
Accumulated other comprehensive income	934.2	825.3
Retained earnings	169.3	128.5
Total shareholders' equity	4,753.6	4,688.2
Total liabilities and shareholders' equity	$31,594.8	$31,184.2

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CNO Financial (7)
April 29, 2015

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share data)
(unaudited)

	Three months ended
	March 31,
	2015	2014
Revenues:
Insurance policy income	$636.5	$685.9
Net investment income:
General account assets	300.1	348.1
Policyholder and reinsurer accounts and other special-purpose portfolios	16.6	20.9
Realized investment gains (losses):
Net realized investment gains, excluding impairment losses	(1.1)	35.3
Net impairment losses recognized	(1.3)	(11.9)
Gain on dissolution of a variable interest entity	11.3	—
Total realized gains	8.9	23.4
Fee revenue and other income	16.2	6.4
Total revenues	978.3	1,084.7
Benefits and expenses:
Insurance policy benefits	606.0	690.3
Loss on sale of subsidiary and transition expenses	4.5	278.6
Interest expense	21.5	24.6
Amortization	66.1	66.7
Other operating costs and expenses	197.9	194.1
Total benefits and expenses	896.0	1,254.3
Income (loss) before income taxes	82.3	(169.6)
Income tax expense (benefit):
Tax expense on period income	29.5	39.0
Valuation allowance for deferred tax assets and other tax items	—	19.4
Net income (loss)	$52.8	$(228.0)
Earnings per common share:
Basic:
Weighted average shares outstanding	200,491,000	220,307,000
Net income (loss)	$.26	$(1.03)
Diluted:
Weighted average shares outstanding	202,275,000	220,307,000
Net income (loss)	$.26	$(1.03)

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CNO Financial (8)
April 29, 2015

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
EBIT FROM BUSINESS SEGMENTS
SUMMARIZED BY IN-FORCE AND NEW BUSINESS (7)
(Dollars in millions)

	Three months ended
	March 31,
	2015	2014
EBIT (5) from In-force and New Business
Bankers Life segment:
In-Force Business	$122.3	$122.4
New Business	(40.1)	(38.2)
Total	$82.2	$84.2

Washington National segment:
In-Force Business	$31.8	$33.9
New Business	(3.3)	(2.8)
Total	$28.5	$31.1

Colonial Penn segment:
In-Force Business	$10.6	$10.3
New Business	(16.5)	(16.5)
Total	$(5.9)	$(6.2)

Total Business segments:
In-Force Business	$164.7	$166.6
New Business	(59.9)	(57.5)
Total EBIT from business segments	$104.8	$109.1

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CNO Financial (9)
April 29, 2015

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NET OPERATING INCOME EXCLUDING A SIGNIFICANT ITEM*
(Dollars in millions, except per share data)

	Three months ended
	March 31, 2014*
	Actual results	Significant item	Excluding significant item
Net Operating Income (1):
Bankers Life	$84.2	$—	$84.2
Washington National	31.1	—	31.1
Colonial Penn	(6.2)	—	(6.2)
EBIT from business segments	109.1	—	109.1
Corporate Operations, excluding corporate interest expense	(6.0)	3.0	(3.0)
EBIT (5)	103.1	3.0	106.1
Corporate interest expense	(11.1)	—	(11.1)
Operating earnings before taxes	92.0	3.0	95.0
Tax expense on operating income	32.1	1.1	33.2
Net operating income	$59.9	$1.9	$61.8

Net operating income per diluted share	$.27	$.01	$.28

* This table summarizes the financial impact of a significant item (an accrual adjustment primarily related to incentive compensation) on our 1Q14 net operating income.

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CNO Financial (10)
April 29, 2015

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
COLLECTED PREMIUMS
FROM CONTINUING OPERATING SEGMENTS
(Dollars in millions)

	Three months ended
	March 31,
	2015	2014
Bankers Life segment:
Medicare supplement	$180.3	$179.4
Long-term care	118.1	123.7
PDP and other health	1.8	8.8
Supplemental health	4.4	3.6
Life	107.9	94.0
Annuity	171.7	190.5
Total	584.2	600.0
Washington National segment:
Supplemental health and other health	133.2	126.5
Medicare supplement	18.2	21.1
Life	6.9	6.5
Annuity	.4	.6
Total	158.7	154.7
Colonial Penn segment:
Life	64.4	60.1
Supplemental health	.7	.9
Total	65.1	61.0
Total collected premiums from continuing operating segments	$808.0	$815.7

NEW ANNUALIZED PREMIUMS (2)
(Dollars in millions)

	Three months ended
	March 31,
	2015	2014
Bankers Life segment:
Medicare supplement	$17.7	$19.0
Long-term care	5.3	4.6
Supplemental health	2.0	2.2
Life	26.4	26.0
Annuity	10.2	11.3
Total	61.6	63.1
Washington National segment:
Supplemental health	21.4	21.3
Life	1.2	.7
Total	22.6	22.0
Colonial Penn segment:
Life	21.1	16.8
Total	21.1	16.8
Total new annualized premiums	$105.3	$101.9

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CNO Financial (11)
April 29, 2015

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	March 31,
	2015	2014
Bankers Life segment:
Medicare Supplement:
Earned premium	$193 million	$195 million
Benefit ratio (8)	67.4%	67.7%
Long-Term Care:
Earned premium	$123 million	$129 million
Benefit ratio (8)	137.8%	131.9%
Interest-adjusted benefit ratio (a non-GAAP measure) (9)	83.0%	81.0%
Washington National segment:
Medicare Supplement:
Earned premium	$19 million	$23 million
Benefit ratio (8)	63.2%	63.9%
Supplemental health:
Earned premium	$133 million	$126 million
Benefit ratio (8)	82.4%	78.9%
Interest-adjusted benefit ratio (a non-GAAP measure) (9)	57.6%	53.0%

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CNO Financial (12)
April 29, 2015

NOTES

(1)
Management believes that an analysis of Net income applicable to common stock before: (i) the net loss on the sale of CLIC and gain (loss) on reinsurance transactions; (ii) the earnings of CLIC prior to being sold; (iii) net realized investment gains or losses, net of related amortization and taxes; (iv) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and taxes; (v) fair value changes related to the agent deferred compensation plan, net of taxes, (vi) loss on extinguishment or modification of debt, net of taxes; (vii) changes in the valuation allowance for deferred tax assets; and (viii) other non-operating items consisting primarily of equity in earnings of certain non-strategic investments and earnings attributable to variable interest entities, net of taxes ("Net operating income," a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the company's underlying fundamentals. Net realized investment gains or losses include: (i) gains or losses on the sales of investments; (ii) other-than-temporary impairments recognized through net income; and (iii) changes in fair value of certain fixed maturity investments with embedded derivatives. A reconciliation of Net operating income to Net income applicable to common stock is provided in the table on page 2. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO's website, www.CNOinc.com.

(2)
Measured by new annualized premium, which includes 6% of annuity and 10% of single premium whole life deposits and 100% of all other premiums. Medicare Advantage sales are not comparable to other sales and are therefore excluded in all periods.

(3)
Collected premiums from our core operating segments include premiums collected in our Bankers Life, Washington National and Colonial Penn segments. Collected premiums from all sources (including $36.2 million in 1Q14 related to CLIC's operations prior to its sale) were $808.0 million in 1Q15, down 5 percent from 1Q14.

(4)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for debt-to-total capital were 14.0% and 14.5% at March 31, 2015 and December 31, 2014, respectively.

(5)
Management believes that an analysis of earnings before the net loss on the sale of CLIC and gain (loss) on reinsurance transactions, the earnings of CLIC prior to being sold, net realized investment gains (losses), fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, fair value changes related to the agent deferred compensation plan, loss on extinguishment or modification of debt, other non-operating items, corporate interest expense and taxes ("EBIT," a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because these items are unrelated to the company's underlying fundamentals. A reconciliation of EBIT to Net Income applicable to common stock is provided in the table on page 2.

(6)
Book value per diluted share reflects the potential dilution that could occur if outstanding stock options and warrants were exercised, restricted stock and performance units were vested and convertible securities were converted. The dilution from options, warrants, restricted shares and performance units is calculated using the treasury stock method. Under this method, we assume the proceeds from the exercise of the options and warrants (or the unrecognized compensation expense with respect to restricted stock and performance units) will be used to purchase shares of our common stock at the closing market price on the last day of the period. The dilution from convertible securities is calculated assuming the securities were converted on the last day of the period. In addition, the calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for book value per common share were $23.93 and $23.06 at March 31, 2015 and December 31, 2014, respectively.

(7)
Management believes that an analysis of EBIT, separated between in-force and new business provides increased clarity around the value drivers of our business, particularly since the new business results are significantly impacted by the rate of sales, mix of business and the distribution channel through which new sales are made. EBIT from new business includes pre-tax revenues and expenses associated with new sales of our insurance products during the first year after the sale is completed. EBIT from in-force business includes all pre-tax revenues and expenses associated with sales of insurance products that were completed more than one year before the end of the reporting period. The allocation of certain revenues and expenses between new and in-force business is based on estimates, which we believe are reasonable.

(8)	The benefit ratio is calculated by dividing the related product's insurance policy benefits by insurance policy income.

(9)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less imputed interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by the imputed interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the effects of such interest income offset (which is equal to the tabular interest on the related insurance liabilities). Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance. Additional

CNO Financial (13)
April 29, 2015

information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO Financial's website, www.CNOinc.com.

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial's products and trends in CNO Financial's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic," "guidance," "outlook" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ''forward-looking'' information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing reductions in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products; (ii) expectations of lower future investment earnings may cause us to accelerate amortization, write down the balance of insurance acquisition costs or establish additional liabilities for insurance products; (iii) general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iv) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (v) our ability to make anticipated changes to certain non-guaranteed elements of our life insurance products; (vi) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vii) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (viii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (ix) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (x) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value; (xi) our assumption that the positions we take on our tax return filings will not be successfully challenged by the Internal Revenue Service; (xii) changes in accounting principles and the interpretation thereof; (xiii) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xiv) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems, (xv) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xvi) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xvii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xviii) our ability to maintain effective controls over financial reporting; (xix) our ability to continue to recruit and retain productive agents and distribution partners and customer response to new products, distribution channels and marketing initiatives; (xx) our ability to achieve additional upgrades of the financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xxi) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; (xxii) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets; (xxiii) availability and effectiveness of reinsurance arrangements, as well as any defaults or failure of reinsurers to perform; (xxiv) the performance of third party service providers and potential difficulties arising from outsourcing arrangements; (xxv) the growth rate of sales, collected premiums, annuity deposits and assets; (xxvi) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (xxvii) events of terrorism, cyber attacks, natural disasters or other catastrophic events, including losses from a disease pandemic; (xxviii) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; and (xxix) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

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